Media Relations:	Harry Shaw
(615) 261-1570
hshaw@spheris.com

Investor Relations:	Linda Garrad
(615) 261-1597
lgarrad@spheris.com
For Immediate Release
August 9, 2007
SPHERIS REPORTS SECOND QUARTER 2007 RESULTS
FRANKLIN, Tenn (August 9, 2007) — Spheris, a leading global outsource provider of clinical documentation technology and services, today announced results for the three and six months ended June 30, 2007.
Financial Highlights—Second Quarter of 2007
Net revenues for the second quarter of 2007 were $50.5 million compared with $52.3 million in the second quarter of 2006. The decrease in net revenues during the second quarter of 2007 from the prior-year period was primarily due to delayed implementations of signed new business. Operating income was $2.5 million during the second quarter of 2007 compared with $1.1 million during the prior-year period. Operating income increased $1.4 million period over period primarily as a result of increased utilization of the Company’s global production capabilities, lower medical language specialist (MLS) direct costs and decreased depreciation expense.
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $8.0 million in the second quarter of 2007 compared with $7.6 million in the prior-year period. The increase in EBITDA was primarily due to increased utilization of the Company’s global production capabilities and lower MLS direct costs. The Company’s net loss was $1.8 million during the second quarter of 2007 compared with a net loss of $2.8 million during the same period in 2006. The decrease in net loss during the current year period was primarily due to improvements in operating income, off-set by higher interest expense associated with variable interest rates on the Company’s senior credit facilities.
EBITDA is a non-GAAP financial measure. Please refer to the “Supplemental Financial Information” and related note contained in this press release for further discussion and reconciliation of GAAP financial measures to EBITDA.
Financial Highlights—First Six Months of 2007
Net revenues for the first six months of 2007 were $102.9 million compared with $104.3 million in the first six months of 2006. The decrease in net revenues during the first half of 2007 as compared to the prior-year period was primarily due to delayed implementations of signed new business. Operating income was $4.6 million during the first six months of 2007 compared with
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Spheris Reports Second Quarter Results

August 9, 2007
$2.2 million during the prior-year period. The $2.4 million increase in operating income resulted primarily from increased utilization of the Company’s global production capabilities, lower MLS direct costs and decreased depreciation expense.
EBITDA was $16.2 million in the first six months of 2007 compared with $15.3 million in the prior-year period. The increase in EBITDA was primarily due to increased utilization of the Company’s global production capabilities and lower MLS direct costs. The Company’s net loss during the first six months of 2007 was $4.0 million compared with $5.7 million in the prior-year period. The decrease in net loss during the current period was primarily due to improvements in operating income, off-set by higher interest expense associated with variable interest rates on the Company’s senior credit facilities.
Commenting on the results, Steven E. Simpson, president and chief executive officer of Spheris, stated, “The year over year EBITDA growth we achieved during the second quarter is clear evidence of the progress being made on our major strategic initiatives. Operational efficiencies resulting from increased utilization of our global resources, achievement of key technology milestones related to our Spheris Clarity™ platform, and further deployment of speech recognition to our customers continue to drive momentum in our business and position Spheris for long-term success.”
Simpson added, “As we have stated previously, although the main planks of our strategy are working well, we consider 2007 to be a building year and expect new revenue growth to accelerate in 2008 and beyond as customers in the clinical documentation industry begin to embrace our best-in-class blended offering of technology and services.”
Balance Sheet Highlights
As of June 30, 2007, the outstanding indebtedness under the Company’s senior secured credit facilities was $73.3 million and the outstanding indebtedness under the Company’s senior subordinated notes was $125.0 million. On July 17, 2007, the Company entered into a new financing agreement to replace the Company’s existing senior credit facility. In addition to providing additional financing flexibility, the refinancing was driven by more favorable margin rates on the interest elections available under the new facility and additional capacity for borrowings under the revolving loan portion of the new facility.
Liquidity Highlights
As of June 30, 2007, Spheris held $13.2 million in unrestricted cash and cash equivalents. During the first half of 2007, the Company generated cash from operating activities of $9.4 million compared with $3.2 million of cash generated from operating activities during the first half of 2006. The $6.2 million increase over the prior-year period primarily reflects operating income improvements, improved collections on accounts receivable and the timing of interest payments on the Company’s senior secured credit facilities.
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Spheris Reports Second Quarter Results

August 9, 2007
Investor Conference Call and Webcast
Spheris will host a conference call on August 10, 2007, at 8:00 a.m. CDT. The number to call for this interactive teleconference is (913) 981-5581. Following the conference call, the audio replay will be available for one week by dialing (719) 457-0820 and entering the confirmation number, 8599324. The live broadcast of Spheris’ quarterly conference call also will be available online at www.spheris.com and http://www.videonewswire.com/event.asp?id=41188 on August 10, 2007, at 8:00 a.m. CT. The online replay will be available on Spheris’ website shortly after the call and will continue for 30 days.
About Spheris
Spheris is a leading global outsource provider of clinical documentation technology and services to more than 500 health systems, hospitals and group practices throughout the U.S. Spheris offers a highly advanced, Web-based technology platform, available as an independent solution to support in-house departments or blended with Spheris’ outsource services. Spheris employs approximately 5,300 skilled medical language specialists supporting the company’s clients through a secure network. Using a Follow the SunSM service strategy, customer support is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris’ world-wide corporate headquarters are located in Franklin, Tenn. For more information, please visit www.spheris.com.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties as described in the filings made from time to time by the Company with the Securities and Exchange Commission, including, without limitation, the following: (i) the effect our substantial indebtedness has on our ability to raise additional capital to fund our business, to react to changes in the economy or our business and to fulfill our obligations under our indebtedness, including our senior secured credit facilities and indenture relating to our senior subordinated notes; (ii) our history of losses and accumulated deficit; (iii) our ability to effectively manage our global production capacity, including our ability to recruit, train and retain qualified medical language specialists and other technical and managerial personnel and to maintain high standards of quality service in our operations; (iv) our ability to adapt and integrate new technology into our clinical documentation platforms to improve our production capabilities and expand the breadth of our service offerings; (v) our ability to maintain our competitive position against current and future competitors, including our ability to gain new business with acceptable operating margins and ongoing price pressures related to our services and the healthcare market in general; (vi) the reluctance of potential customers to outsource or change providers of their clinical documentation services and its impact on our ability to attract new customers and increase revenues; (vii) the effect on our business if we incur additional debt, contingent liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations; (viii) our ability to adequately protect our intellectual property rights, including our proprietary technology and the intellectual property we
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Spheris Reports Second Quarter Results

August 9, 2007
license from third parties; and (ix) financial and operational risks inherent in our global operations, including foreign currency rate fluctuations and transfer pricing laws between the United States and India.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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Spheris Reports Second Quarter Results

August 9, 2007
SPHERIS INC.
Condensed Consolidated Statements of Operations
(Unaudited and Amounts in Thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Net revenues	$50,505	$52,335	$102,852	$104,308
Operating expenses:
Direct costs of revenues (exclusive of depreciation and amortization below)	35,752	38,493	73,660	77,294
Marketing and selling expenses	1,314	1,487	2,569	2,765
General and administrative expenses	4,964	4,728	9,911	8,919
Depreciation and amortization	6,022	6,566	12,133	13,123

Total operating costs	48,052	51,274	98,273	102,101

Operating income	2,453	1,061	4,579	2,207
Interest expense, net of income	5,419	5,156	10,853	10,296
Other (income) expense	454	(5)	479	62

Net loss before income taxes	(3,420)	(4,090)	(6,753)	(8,151)

Benefit from income taxes	(1,582)	(1,303)	(2,766)	(2,450)

Net loss	$(1,838)	$(2,787)	$(3,987)	$(5,701)

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Spheris Reports Second Quarter Results

August 9, 2007
SPHERIS INC.
Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	(Unaudited)
	June 30, 2007	December 31, 2006
Assets
Current assets
Unrestricted cash and cash equivalents	$13,150	$6,323
Restricted cash	309	529
Accounts receivable, net of allowance of $1,244 and $1,191, respectively	33,043	33,576
Deferred taxes	2,963	2,775
Other current assets	4,425	3,463

Total current assets	53,890	46,666
Property and equipment, net	11,804	12,435
Internal-use software, net	2,467	3,679
Customer contracts, net	21,956	29,943
Goodwill	219,249	219,311
Other noncurrent assets	3,390	3,714

Total assets	$312,756	$315,748

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,702	$2,520
Accrued wages and benefits	17,883	17,066
Current portion of long-term debt and capital lease obligations	813	809
Other current liabilities	5,979	5,838

Total current liabilities	26,377	26,233
Long-term debt and capital lease obligations, net of current portion	195,874	193,942
Deferred tax liabilities	3,188	6,180
Other long-term liabilities	3,753	2,755

Total liabilities	229,192	229,110

Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive income	261	(474)
Contributed capital	110,965	110,787
Accumulated deficit	(27,662)	(23,675)

Total stockholders’ equity	83,564	86,638

Total liabilities and stockholders’ equity	$312,756	$315,748

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Spheris Reports Second Quarter Results

August 9, 2007
SPHERIS INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited and Amounts in Thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(3,987)	$(5,701)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,133	13,123
Write-off and amortization of acquired technology	270	412
Deferred taxes	(3,058)	(2,885)
Amortization of debt discounts and issuance costs	446	341
Other non-cash items	950	(10)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	533	(399)
Other current assets	(962)	(29)
Accounts payable	(818)	(993)
Accrued wages and benefits	817	2,072
Other current liabilities	361	(953)
Other noncurrent assets and liabilities	2,699	(1,756)

Net cash provided by operating activities	9,384	3,222

Cash flows from investing activities:
Purchases of property and equipment	(2,340)	(2,496)
Purchase of Vianeta, net of cash acquired	—	(7,788)

Net cash used in investing activities	(2,340)	(10,284)

Cash flows from financing activities:
Payments on debt and capital leases	(217)	(508)
Debt issuance costs	—	(449)
Capital contributions	—	8,000

Net cash (used in) provided by financing activities	(217)	7,043

Net increase (decrease) in unrestricted cash and cash equivalents	6,827	(19)
Cash and cash equivalents, at beginning of period	6,323	7,339

Cash and cash equivalents, at end of period	$13,150	$7,320

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Spheris Reports Second Quarter Results

August 9, 2007
SPHERIS INC.
Supplemental Financial Information
(Unaudited and Amounts in Thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Net loss	$(1,838)	$(2,787)	$(3,987)	$(5,701)
Depreciation and amortization	6,022	6,566	12,133	13,123
Interest expense, net of income	5,419	5,156	10,853	10,296
Benefit from income taxes	(1,582)	(1,303)	(2,766)	(2,450)

EBITDA	$8,021	$7,632	$16,233	$15,268

Note to Supplemental Financial Information
Earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way management and the Company’s senior lenders view the Company’s operating results. Management believes EBITDA is useful as a supplemental measure of the performance of the Company’s operations because it isolates the Company’s operating performance from the accounting impact of the Company’s financing strategies, tax provisions and depreciation and amortization. Additionally, since EBITDA is a significant component of certain financial covenants under the Company’s senior secured credit facilities agreement, management believes EBITDA is useful for investors to better assess the Company’s compliance with these financial covenants. Management believes EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP that are presented in this release, as the items excluded in the presentation of EBITDA are significant components in understanding and assessing financial performance. A reconciliation of EBITDA to the nearest comparable GAAP financial measure is provided above. EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
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